Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full Year 2021 Results

PITTSBURGH--(BUSINESS WIRE)--January 19, 2022--Alcoa Corporation (NYSE: AA) today reported fourth quarter and full year 2021 results that included the Company’s highest annual net income and earnings per share, driven by continued strength in alumina and aluminum pricing and solid operational performance.

Fourth Quarter Highlights

  Increased revenue to $3.3 billion, a 7 percent sequential increase and highest quarterly result since 4Q18
  Generated $565 million in cash from operations; finished the quarter with a cash balance of $1.9 billion, including restricted cash of $110 million
  Recorded quarterly net loss of $392 million and loss per share of $2.11, which includes $1.1 billion of restructuring charges, primarily related to pension actions
  Realized quarterly records for adjusted net income and Adjusted EBITDA excluding special items of $475 million and $896 million, respectively
  Returned capital to stockholders through $150 million in share repurchases; paid the Company’s first cash dividend of $19 million
  Sold the Rockdale site in Texas for $240 million
  Reached agreement to curtail the San Ciprián smelter in Spain for two years; announced permanent closure of Wenatchee smelter in United States

Full Year Highlights

  Posted highest annual net income of $429 million and earnings per share of $2.26
  Generated revenue of $12.2 billion, an increase of 31 percent from 2020 and the highest since 2018
  Realized a 140 percent annual increase in Adjusted EBITDA excluding special items to $2.8 billion
  Improved the balance sheet by eliminating long term debt maturities until 2027; redeemed $750 million and $500 million in higher interest rate notes and issued $500 million in lower interest rate notes
  Reduced debt; finished year with total debt of $1.8 billion and net cash of $12 million; reduced adjusted proportional net debt from $3.4 billion at end of 2020 to $1.1 billion on December 31, 2021
  Reduced pension liabilities through annuitization actions; gross U.S. qualified pension liabilities fell to $2.6 billion on December 31, 2021, from $4.5 billion at year end 2020
  Generated net cash proceeds of $966 million from noncore asset sales
  Advanced progress on five-year portfolio review of operating capacity in the Aluminum segment

Financial Results

M, except per share amounts	4Q21	3Q21	4Q20	FY21	FY20
Revenue	$3,340	$3,109	$2,392	$12,152	$9,286
Net (loss) income attributable to Alcoa Corporation	$(392)	$337	$(4)	$429	$(170)
(Loss) earnings per share attributable to Alcoa Corporation	$(2.11)	$1.76	$(0.02)	$2.26	$(0.91)
Adjusted net income (loss)	$475	$391	$49	$1,297	$(215)
Adjusted earnings (loss) per share	$2.50	$2.05	$0.26	$6.83	$(1.16)
Adjusted EBITDA excluding special items	$896	$728	$361	$2,763	$1,151

“We had a transformative year in 2021; we posted our highest ever annual net income, returned cash to our stockholders and significantly reduced our debt and pension obligations,” said Alcoa President and Chief Executive Officer Roy Harvey. “Our performance demonstrates that our long-term strategies are delivering value and strengthening Alcoa, so we can be successful through all phases of the commodity cycle.

“Thanks to the dedication and excellent performance of Alcoa employees across the globe, we are now stronger than ever and well positioned to realize our vision to reinvent the aluminum industry for a sustainable future,” Harvey continued. “We have a talented workforce, a portfolio of strategically located assets, a suite of low-carbon products, and innovative technologies with the potential to transform our industry.”

Fourth Quarter 2021 Results

  Revenue: Higher alumina and aluminum prices drove a 7 percent sequential increase in revenue to $3.3 billion. On a sequential basis, the average realized third-party price of alumina increased 30 percent and the average realized third-party price of aluminum increased 8 percent.

  Shipments: In Aluminum, total third-party shipments decreased 5 percent sequentially due primarily to a strike action at the San Ciprián smelter, which blocked shipments in the fourth quarter. The reduced shipments were partially offset by increased shipments in the fourth quarter from other European and Canadian smelters. Shipment volume for value add aluminum products, which includes specific shapes and alloys such as billet, slab, foundry, and rod, increased 9 percent sequentially, after removing the impact of the strike at the San Ciprián smelter. In Alumina, third-party shipments decreased 5 percent sequentially primarily due to impacts of a strike at the San Ciprián refinery reducing production in the fourth quarter.

  Production: Aluminum production increased 2 percent sequentially, following the third quarter’s strong output. Alumina segment production was up 1 percent with higher production at the Alumar refinery, after that facility’s recovery from the outage of a bauxite unloader in the third quarter, offsetting negative impacts to alumina production at San Ciprián refinery during strike actions at the facility.

  Net loss attributable to Alcoa Corporation of $392 million, or $(2.11) per share, a decline from the prior quarter’s net income of $337 million, or $1.76 per share. The loss is primarily due to restructuring related charges recorded in the fourth quarter, including $921 million for noncash pension settlement charges, $90 million for the permanent closure of the Wenatchee aluminum smelter, and $62 million for the curtailment of the San Ciprián aluminum smelter. The pension charges relate primarily to the purchase of approximately $1.5 billion of annuity contracts for certain U.S. pension plans. The fourth quarter of 2021 also includes a $97 million discrete tax expense to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets. The loss was partially offset by strong operational performance, continued strength in aluminum and alumina prices, and gains from noncore asset sales.

  Adjusted net income increased 21 percent sequentially to $475 million, or $2.50 per share, excluding the impact from net special items of $867 million. Notable special items include restructuring charges of $1.05 billion (primarily pension actions, San Ciprián and Wenatchee as discussed above), the discrete tax expense of $97 million (discussed above), partially offset by gains from noncore asset sales of $222 million, including the sale of the Rockdale site, and the non-controlling partner’s share of special items of $63 million.

  Adjusted EBITDA excluding special items increased 23 percent sequentially to $896 million, primarily due to higher aluminum and alumina prices.

  Cash: Alcoa ended the quarter with cash on hand of $1.9 billion, including restricted cash. In connection with the agreement to temporarily curtail the San Ciprián aluminum facility in Spain, the Company committed to restrict cash of $103 million for capital expenditures and future restart costs. This restricted cash is recorded within the other noncurrent assets line on the Company’s balance sheet.

  Cash provided from operations was $565 million. Cash used for financing activities was $192 million, primarily related to $150 million in share repurchases and $19 million in cash dividends on common stock. Cash provided from investing activities was $94 million with $251 million in proceeds from asset sales, primarily Rockdale, partially offset by $153 million in capital expenditures. Free cash flow was $412 million.

  Working capital: The Company reported 29 days working capital, consistent with the third quarter of 2021. Changes in sequential working capital include a three-day unfavorable impact for the workers’ strike at San Ciprián, which blocked over 50,000 metric tons of metal shipments, fully offset by lower days on hand inventory and favorable receivables collection terms which more than offset higher realized aluminum and alumina sales prices.

Full Year 2021 Results

  Revenue: Higher aluminum and alumina prices, and higher premiums for value add products, drove a 31 percent increase in revenue in 2021 to $12.2 billion. Annually, the average realized third-party price of primary aluminum increased 50 percent and the average realized third-party price of alumina increased 19 percent.

  Shipments: In Aluminum, total third-party shipments were flat on a year-over-year basis, primarily due to changes at three smelting facilities: Aluminerie de Bécancour Inc. (ABI) smelter in Québec, San Ciprián and Intalco. ABI had a full year of production in 2021, after finishing a full restart in the third quarter of 2020; San Ciprian had 2021 sales of accumulated inventory from a 2020 strike action, which helped offset the reduction from the Intalco curtailment completed in the third quarter of 2020. Shipment volume for value add aluminum products increased 18 percent in 2021 due to higher demand and the restart of ABI. In Alumina, third-party shipments were flat.

  Production: Aluminum production decreased 3 percent annually, primarily due to the curtailment of the Intalco smelter in the third quarter of 2020 more than offsetting the increase from the ABI restart also in the third quarter of 2020. Alumina segment production decreased 2 percent annually primarily due to lower production at the Alumar refinery related to damage to a bauxite unloader in the third quarter of 2021.

  Net income attributable to Alcoa Corporation of $429 million, or $2.26 per share, was an improvement from 2020 net loss of $170 million, or $0.91 per share. The strong results are primarily due to higher pricing for aluminum and alumina, partially offset by $1.1 billion of restructuring charges, as well as higher raw materials and energy costs.

  Adjusted net income increased significantly in 2021 to $1.3 billion, or $6.83 per share, excluding the impact from net special items of $868 million. Notable special items include charges of $968 million for the various pension related actions, $90 million for the permanent closure of the Wenatchee aluminum smelter, $62 million for the curtailment of the San Ciprián aluminum smelter, $54 million in debt redemption expenses, and $97 million to establish a deferred tax asset valuation allowance on the Company’s Spanish alumina subsidiary. These charges were partially offset by gains from noncore assets sales of $352 million, primarily related to the sale of the Warrick rolling mill, the Rockdale site, and the sale of the Eastalco site, as well as $66 million for the non-controlling partner’s share of special items.

  Adjusted EBITDA excluding special items increased 140 percent sequentially to $2.8 billion, primarily due to higher aluminum and alumina prices.

  Cash and debt: Alcoa ended 2021 with cash on hand of $1.9 billion, including restricted cash of $110 million. Significant cash uses during the year included the early redemption of $750 million aggregate principal amount of 6.75 percent senior notes due in 2024 and $500 million aggregate principal amount of 7.00 percent senior notes due in 2026, a contribution of $500 million to the U.S. pension plans, share repurchases of $150 million and cash dividends on common stock of $19 million. Significant cash sources included proceeds of $966 million from noncore asset sales and $493 million in net proceeds from the March 2021 debt issuance.

  The debt activity moves the Company’s total debt to $1.8 billion and proportional adjusted net debt to $1.1 billion. The Company ended the year with positive net cash of $12 million.

  Cash provided from operations was $920 million. Cash used for financing activities was $1.16 billion, primarily related to the early debt redemptions offsetting the debt issuance and capital returns. Cash provided from investing activities was $565 million due to $966 million in cash proceeds from noncore asset sales offset by $390 million of capital expenditures. Free cash flow was $530 million.
  Working capital: The Company reported 29 days working capital, up 9 days from the end of 2020. Working capital in 2021 increased as higher sales decreased days payable despite higher production input costs, partially offset by a decrease in inventory days on hand. Days receivable remained consistent with sales, on higher aluminum and alumina prices. Both 2021 and 2020 year-end working capital amounts include the impact of strike actions at San Ciprián, which blocked over 50,000 metric tons of metal shipments, representing approximately 3 days working capital in both periods.

Portfolio Review
In 2021, Alcoa continued to make progress against its five-year review of its operating portfolio. First announced in October of 2019, the portfolio review considers options for improvement, curtailment, closure or divestiture. The Company has now achieved approximately 75 percent of its 1.5 million metric ton goal in its smelting portfolio review through announced actions that include: The permanent closure of the Wenatchee smelter in the United States, announced energy improvements and restarts at Portland Aluminium in Australia and Alumar in Brazil, the curtailment of the Intalco smelter in Washington State, and the planned, two-year curtailment for the San Ciprián aluminum smelter in Spain.

On December 29, 2021, Alcoa reached an agreement with the workers’ representatives at the San Ciprián aluminum smelter in Spain to fully curtail for two years the site’s 228,000 metric tons of annual capacity. As part of the agreement, the Company has agreed to restart of the smelter in January 2024 and will seek competitive, long-term power purchase agreements that would begin in 2024. During the curtailment, the casthouse and the San Ciprián alumina refinery will continue to operate.

Advancing Sustainably
In November 2021, Alcoa hosted a virtual Investor Day and announced a technology roadmap that supports the Company’s vision to reinvent the aluminum industry for a sustainable future. The roadmap includes a series of research and development programs that have the potential to drive value by reducing costs, improving efficiency, and reducing carbon emissions in both alumina refining and aluminum smelting.

The technology roadmap also supports Alcoa’s pathway to achieve its ambition for net zero greenhouse gas (GHG) emissions by 2050 across global operations, including Scope 1 and Scope 2 emissions. The net zero ambition, which the Company announced in October of 2021, aligns with Alcoa’s strategic priority to advance sustainability.

Alcoa continues to pursue additional certifications from the Aluminum Stewardship Initiative (ASI), the aluminum industry’s most comprehensive third-party program to validate responsible production practices. The Company, which is consistently recognized via the Dow Jones Sustainability Indices, currently has 15 global sites certified to ASI and has also earned ASI’s Chain of Custody certification, which allows Alcoa to continue marketing globally ASI-certified bauxite, alumina and aluminum.

2022 Outlook

In 2022, the Company projects total bauxite shipments to range between 48.0 and 49.0 million dry metric tons, consistent with 2021. Total alumina shipments are expected to be between 14.2 and 14.4 million metric tons, an increase from 2021 with the resolution of the San Ciprián strike and recovery from the outage of a bauxite unloader at Alumar. The Aluminum segment is expected to ship between 2.5 and 2.6 million metric tons, a net decrease from 2021 primarily related to the divestiture of the Warrick Rolling Mill and changes in the smelting portfolio.

Alcoa anticipates Adjusted EBITDA and Adjusted net income levels for the first quarter of 2022 to be similar to the fourth quarter of 2021 based on current pricing. Alcoa expects that current metal index price benefits will roughly offset the raw materials and energy challenges, and that improvements from portfolio actions and sales contract pricing will mitigate other seasonal changes and headwinds.

Outside of the market changes, in the first quarter of 2022, Alcoa anticipates lower quarterly performance results in the Bauxite segment due primarily to seasonally lower volumes and higher maintenance, and favorable annual true ups that do not recur in the first quarter. In the Alumina and Aluminum segments, the Company expects improvements related to the San Ciprián strike resolution and smelter curtailment, as well as higher raw materials and energy costs and the non-recurrence of value added tax credits (Brazil).

Based on current alumina and aluminum market conditions, the Company expects first quarter tax expense to approximate $165 million to $170 million, which may vary with market conditions and jurisdictional profitability.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The Company continues to take appropriate measures to protect its employees and business from the risks of the pandemic by following all appropriate health-based protocols. Uncertainty around the pandemic’s impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call
Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday January 19, 2022, to present first quarter 2022 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on January 19, 2022. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information
Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation
Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

Forward-Looking Statements
This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “endeavors,” “working,” “potential,” “ambition,” “develop,” “reach,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance; statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic and related regulatory developments on the global economy and our business, financial condition, results of operations, or cash flows and judgments and assumptions used in our estimates; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs or uncertainty of energy supply or raw materials; (g) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, sustainability targets, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or work stoppages and strikes; (l) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; (n) risks associated with long-term debt obligations; (o) the timing and amount of future cash dividends and share repurchases; and (p) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures
Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)
	Quarter Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Sales	$3,340	$3,109	$2,392

Cost of goods sold (exclusive of expenses below)	2,383	2,322	1,974
Selling, general administrative, and other expenses	68	53	55
Research and development expenses	10	8	9
Provision for depreciation, depletion, and amortization	165	156	170
Restructuring and other charges, net	1,055	33	60
Interest expense	28	58	43
Other (income) expenses, net	(298)	(18)	44
Total costs and expenses	3,411	2,612	2,355

(Loss) income before income taxes	(71)	497	37
Provision for income taxes	298	127	20

Net (loss) income	(369)	370	17

Less: Net income attributable to noncontrolling interest	23	33	21

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(392)	$337	$(4)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(2.11)	$1.80	$(0.02)
Average number of shares	185,663,439	186,942,851	185,945,762

Diluted:
Net (loss) income	$(2.11)	$1.76	$(0.02)
Average number of shares	185,663,439	190,823,143	185,945,762

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)
	Year ended
	December 31, 2021	December 31, 2020
Sales	$12,152	$9,286

Cost of goods sold (exclusive of expenses below)	9,153	7,969
Selling, general administrative, and other expenses	227	206
Research and development expenses	31	27
Provision for depreciation, depletion, and amortization	664	653
Restructuring and other charges, net	1,128	104
Interest expense	195	146
Other (income) expenses, net	(445)	8
Total costs and expenses	10,953	9,113

Income before income taxes	1,199	173
Provision for income taxes	629	187

Net income (loss)	570	(14)

Less: Net income attributable to noncontrolling interest	141	156

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$429	$(170)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$2.30	$(0.91)
Average number of shares	186,377,853	185,875,964

Diluted:
Net income (loss)	$2.26	$(0.91)
Average number of shares	189,907,737	185,875,964

Common stock outstanding at the end of the period	184,099,748	185,978,069

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,814	$1,607
Receivables from customers	757	471
Other receivables	127	85
Inventories	1,956	1,398
Fair value of derivative instruments	14	21
Assets held for sale	—	648
Prepaid expenses and other current assets(1)	358	290
Total current assets	5,026	4,520
Properties, plants, and equipment	19,753	20,522
Less: accumulated depreciation, depletion, and amortization	13,130	13,332
Properties, plants, and equipment, net	6,623	7,190
Investments	1,199	1,051
Deferred income taxes	504	655
Fair value of derivative instruments	7	—
Other noncurrent assets(2)	1,644	1,444
Total assets	$15,003	$14,860
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,674	$1,403
Accrued compensation and retirement costs	383	395
Taxes, including income taxes	374	91
Fair value of derivative instruments	274	103
Liabilities held for sale	—	242
Other current liabilities	517	525
Long-term debt due within one year	1	2
Total current liabilities	3,223	2,761
Long-term debt, less amount due within one year	1,726	2,463
Accrued pension benefits	431	1,492
Accrued other postretirement benefits	650	744
Asset retirement obligations	622	625
Environmental remediation	265	293
Fair value of derivative instruments	1,048	742
Noncurrent income taxes	190	209
Other noncurrent liabilities and deferred credits	599	515
Total liabilities	8,754	9,844
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,577	9,663
Accumulated deficit	(315)	(725)
Accumulated other comprehensive loss	(4,626)	(5,629)
Total Alcoa Corporation shareholders’ equity	4,638	3,311
Noncontrolling interest	1,611	1,705
Total equity	6,249	5,016
Total liabilities and equity	$15,003	$14,860
(1)	This line item includes $4 and $3 of restricted cash December 31, 2021 and December 31, 2020, respectively.
(2)	This line item includes $106 of noncurrent restricted cash as of December 31, 2021.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)
	Year Ended December 31,
	2021	2020
CASH FROM OPERATIONS
Net income (loss)	$570	$(14)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	664	653
Deferred income taxes	147	(26)
Equity earnings, net of dividends	(138)	20
Restructuring and other charges, net	1,128	104
Net gain from investing activities – asset sales	(354)	(173)
Net periodic pension benefit cost	47	138
Stock-based compensation	39	25
Provision for bad debt expense	1	2
Premium paid on early redemption of debt	43	—
Other	24	32
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) decrease in receivables	(414)	16
(Increase) decrease in inventories	(639)	122
(Increase) decrease in prepaid expenses and other current assets	(41)	17
Increase in accounts payable, trade	354	25
(Decrease) in accrued expenses	(38)	(153)
Increase in taxes, including income taxes	301	119
Pension contributions	(579)	(343)
(Increase) in noncurrent assets	(160)	(82)
(Decrease) in noncurrent liabilities	(35)	(88)
CASH PROVIDED FROM OPERATIONS	920	394

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	495	739
Payments on debt (original maturities greater than three months)	(1,294)	(1)
Proceeds from the exercise of employee stock options	25	1
Repurchase of common stock	(150)	—
Dividends paid on Alcoa common stock	(19)	—
Financial contributions for the divestiture of businesses	(17)	(38)
Contributions from noncontrolling interest	21	24
Distributions to noncontrolling interest	(215)	(207)
Other	(4)	(4)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(1,158)	514

INVESTING ACTIVITIES
Capital expenditures	(390)	(353)
Proceeds from the sale of assets	966	198
Additions to investments	(11)	(12)
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	565	(167)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(13)	(14)
Net change in cash and cash equivalents and restricted cash	314	727
Cash and cash equivalents and restricted cash at beginning of year	1,610	883
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,924	$1,610

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	4Q20	2020	1Q21	2Q21	3Q21	4Q21	2021
Bauxite:
Production(1) (mdmt)	12.2	48.0	11.9	12.2	11.7	11.8	47.6
Third-party shipments (mdmt)	1.9	6.5	1.5	1.1	1.5	1.6	5.7
Intersegment shipments (mdmt)	10.4	42.2	10.5	10.8	10.5	10.6	42.4
Third-party sales	$79	$272	$58	$39	$56	$83	$236
Intersegment sales	$225	$941	$185	$179	$172	$175	$711
Segment Adjusted EBITDA(2)	$120	$495	$59	$41	$23	$49	$172
Depreciation, depletion, and amortization	$38	$135	$57	$32	$30	$34	$153

Alumina:
Production (kmt)	3,371	13,475	3,327	3,388	3,253	3,291	13,259
Third-party shipments (kmt)	2,312	9,641	2,472	2,437	2,426	2,294	9,629
Intersegment shipments (kmt)	1,046	4,243	1,101	1,054	1,011	1,121	4,287
Average realized third-party price per metric ton of alumina	$268	$273	$308	$282	$312	$407	$326
Third-party sales	$620	$2,627	$760	$688	$756	$935	$3,139
Intersegment sales	$314	$1,268	$364	$343	$349	$530	$1,586
Segment Adjusted EBITDA(2)	$97	$497	$227	$124	$148	$503	$1,002
Depreciation and amortization	$45	$172	$46	$50	$47	$55	$198
Equity (loss) income	$(2)	$(23)	$(5)	$(1)	$(1)	$11	$4

Aluminum:
Primary aluminum production (kmt)	559	2,263	548	546	545	554	2,193
Third-party aluminum shipments(3) (kmt)	735	3,016	831	767	722	687	3,007
Average realized third-party price per metric ton of primary aluminum	$2,094	$1,915	$2,308	$2,753	$3,124	$3,382	$2,879
Third-party sales	$1,685	$6,365	$2,047	$2,102	$2,295	$2,322	$8,766
Intersegment sales	$5	$12	$2	$3	$8	$5	$18
Segment Adjusted EBITDA(2)	$181	$325	$283	$460	$613	$523	$1,879
Depreciation and amortization	$82	$322	$73	$73	$72	$71	$289
Equity income (loss)	$6	$(7)	$13	$28	$38	$37	$116

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$398	$1,317	$569	$625	$784	$1,075	$3,053
Unallocated amounts:
Transformation(4)	(8)	(45)	(11)	(13)	(10)	(10)	(44)
Intersegment eliminations	5	(8)	(7)	35	(8)	(121)	(101)
Corporate expenses(5)	(30)	(102)	(26)	(28)	(30)	(45)	(129)
Provision for depreciation, depletion, and amortization	(170)	(653)	(182)	(161)	(156)	(165)	(664)
Restructuring and other charges, net	(60)	(104)	(7)	(33)	(33)	(1,055)	(1,128)
Interest expense	(43)	(146)	(42)	(67)	(58)	(28)	(195)
Other (expenses) income, net	(44)	(8)	24	105	18	298	445
Other(6)	(11)	(78)	(6)	(2)	(10)	(20)	(38)
Consolidated income (loss) before income taxes	37	173	312	461	497	(71)	1,199
Provision for income taxes	(20)	(187)	(93)	(111)	(127)	(298)	(629)
Net income attributable to noncontrolling interest	(21)	(156)	(44)	(41)	(33)	(23)	(141)
Consolidated net (loss) income attributable to Alcoa Corporation	$(4)	$(170)	$175	$309	$337	$(392)	$429
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Income (Loss)
	Quarter ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net (loss) income attributable to Alcoa Corporation	$(392)	$337	$(4)	$429	$(170)

Special items:
Restructuring and other charges, net	1,055	33	60	1,128	104
Other special items(1)	(232)	26	5	(301)	(103)
Discrete tax items and interim tax impacts(2)	102	1	(6)	101	(26)
Tax impact on special items(3)	5	(2)	(1)	6	(13)
Noncontrolling interest impact(3)	(63)	(4)	(5)	(66)	(7)
Subtotal	867	54	53	868	(45)

Net income (loss) attributable to Alcoa Corporation – as adjusted	$475	$391	$49	$1,297	$(215)

Diluted EPS(4):
Net (loss) income attributable to Alcoa Corporation common shareholders	$(2.11)	$1.76	$(0.02)	$2.26	$(0.91)

Net income (loss) attributable to Alcoa Corporation common shareholders - as adjusted	$2.50	$2.05	$0.26	$6.83	$(1.16)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:
•

for the quarter ended December 31, 2021, net gains on asset sales ($222), primarily related to the former Rockdale site sale, a net favorable change in certain mark-to-market energy derivative instruments ($27), costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1);

•

for the quarter ended September 30, 2021, a charge for debt redemption expenses ($22), a net unfavorable change in certain mark-to-market energy derivative instruments ($9), net gains on asset sales ($8), and charges for other special items ($3);

•

for the quarter ended December 31, 2020, external costs related to portfolio actions ($4), a net favorable change in certain mark-to-market energy derivative instruments ($2), and charges for other special items ($3);

•

for the year ended December 31, 2021, net gains on asset sales ($352), primarily related to the former Rockdale site sale and the former Eastalco site sale, a charge for debt redemption expenses ($54), a net favorable change in certain mark-to-market energy derivative instruments ($25), costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and net charges for other special items ($6); and,

•

for the year ended December 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($56), external costs related to portfolio actions ($8), a net unfavorable change in certain mark-to-market energy derivative instruments ($10), a gain on the sale of a waste treatment facility in Gum Springs, Arkansas ($180), and charges for other special items ($3).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
•

for the quarter ended December 31, 2021, a charge to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets ($97), and a net charge for several other items ($5);

	•	for the quarter ended September 30, 2021, a net charge for discrete tax items ($1);

•

for the quarter ended December 31, 2020, a net charge for interim tax impacts ($19), a benefit related to the favorable ruling of a Spanish tax matter ($32), and a net charge for several other items ($7);

•

for the year ended December 31, 2021, a charge to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets ($97), and a net charge for several other items ($4); and,

	•	for the year ended December 31, 2020, a benefit related to the favorable ruling of a Spanish tax matter ($32), and a net charge for several other items ($6).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net (loss) income attributable to Alcoa Corporation	$(392)	$337	$(4)	$429	$(170)

Add:
Net income attributable to noncontrolling interest	23	33	21	141	156
Provision for income taxes	298	127	20	629	187
Other (income) expenses, net	(298)	(18)	44	(445)	8
Interest expense	28	58	43	195	146
Restructuring and other charges, net	1,055	33	60	1,128	104
Provision for depreciation, depletion, and amortization	165	156	170	664	653

Adjusted EBITDA	879	726	354	2,741	1,084

Special items(1)	17	2	7	22	67

Adjusted EBITDA, excluding special items	$896	$728	$361	$2,763	$1,151

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
•

for the quarter ended December 31, 2021, costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1);

	•	for the quarter ended September 30, 2021, charges for other special items ($2);

	•	for the quarter ended December 31, 2020, external costs related to portfolio actions ($4) and charges for other special items ($3);

•

for the year ended December 31, 2021, costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and net charges for other special items ($6); and,

•

for the year ended December 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($56), external costs related to portfolio actions ($8), and charges for other special items ($3).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Cash from operations(1)	$565	$435	$38	$920	$394

Capital expenditures	(153)	(83)	(111)	(390)	(353)

Free cash flow	$412	$352	$(73)	$530	$41

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash provided from operations for the year ended December 31, 2021 includes a $500 cash outflow for unscheduled contributions to certain U.S. defined benefit pension plans. The $500 was funded with the net proceeds of 4.125% senior notes due 2029, together with cash on hand.

Net Debt	December 31, 2021	December 31, 2020
Short-term borrowings	$75	$77
Long-term debt due within one year	1	2
Long-term debt, less amount due within one year	1,726	2,463
Total debt	1,802	2,542

Less: Cash and cash equivalents	1,814	1,607

(Net cash) net debt	$(12)	$935

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	December 31, 2021			December 31, 2020
	Consolidated	NCI	Alcoa Proportional	Consolidated		NCI	Alcoa Proportional
Short-term borrowings	$75	$30	$45	$77		$31	$46
Long-term debt due within one year	1	—	1	2		—	2
Long-term debt, less amount due within one year	1,726	—	1,726	2,463		—	2,463
Total debt	1,802	30	1,772	2,542		31	2,511

Less: Cash and cash equivalents	1,814	177	1,637	1,607		176	1,431

(Net cash) net debt	(12)	(147)	135	935		(145)	1,080

Plus: Net pension / OPEB liability	1,007	17	990	2,395	(1)	52	2,343

Adjusted net debt	$995	$(130)	$1,125	$3,330		$(93)	$3,423

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

(1)

Includes OPEB liabilities of approximately $83 million related to the Warrick rolling mill sale which was a negotiated estimate as of December 31, 2020 and subsequently trued up in 2021. Recorded in Liabilities held for sale.

Days Working Capital	Quarter ended
	December 31, 2021	September 30, 2021	December 31, 2020
Accounts receivable	$757	$769	$471

Add: Inventory	1,956	1,702	1,398

Less: Accounts Payable	(1,674)	(1,482)	(1,403)

DWC working capital	$1,039	$989	$466

Sales(1)	3,340	3,109	2,105

Number of days in the quarter	92	92	92

Days working capital(2)	$29	$29	$20

Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Excludes Sales of approximately $287 million related to the Warrick rolling mill for the quarter ended December 31, 2020.
(2)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
Jim.Beck@alcoa.com